================================================================================

                                                                   Exhibit 10.37


                               CREDIT AGREEMENT


                         dated as of December 29, 2000


                                    between


                              EFUNDS CORPORATION

                                      and

================================================================================

                     BANK OF AMERICA, NATIONAL ASSOCIATION

                               TABLE OF CONTENTS

    Section                                                                    Page

ARTICLE I....................................................................     1
---------
DEFINITIONS..................................................................     1
-----------
       1.01  Certain Defined Terms...........................................     1
       1.02  Other Interpretive Provisions...................................    16
       1.03  Accounting Principles...........................................    17

ARTICLE II....................................................................   18
----------
THE LOANS ....................................................................   18
---------
       2.01  The Revolving Credit Facility...................................    18
       2.02  Loan Accounts...................................................    18
       2.03  Procedure for Borrowing.........................................    18
       2.04  Conversion and Continuation Elections...........................    19
       2.05  Voluntary Termination or Reduction of Commitments...............    20
       2.06  Optional Prepayments............................................    20
       2.07  Mandatory Prepayments, Cash Collateralization and Termination...    21
       2.08  Repayment.......................................................    22
       2.09  Interest........................................................    22
       2.10  Fees............................................................    22
       2.11  Computation of Fees and Interest................................    23
       2.12  Payments by the Company.........................................    23

ARTICLE III...................................................................   23
-----------
THE LETTERS OF CREDIT.........................................................   24
---------------------
       3.01  The Letter of Credit Sub-facility...............................    24
       3.02  Issuance, Amendment and Renewal of Letters of Credit............    25
       3.03  Drawings and Reimbursements.....................................    26
       3.04  Role of the Bank................................................    26
       3.05  Obligations Absolute............................................    27
       3.06  Cash Collateralization Obligations..............................    28
       3.07  Letter of Credit Fees...........................................    28
       3.08  Uniform Customs and Practice....................................    28

ARTICLE IV...................................................................    28
----------
TAXES, YIELD PROTECTION AND ILLEGALITY.......................................    28
--------------------------------------
       4.01  Taxes...........................................................    28
       4.02  Illegality......................................................    29
       4.03  Increased Costs and Reduction or Return.........................    29
       4.04  Funding Losses..................................................    30
       4.05  Inability to Determine Rates....................................    30
       4.06  Reserves on Offshore Rate Loans.................................    31
       4.07  Certificates of the Bank........................................    31

       4.08  Survival........................................................    32

ARTICLE V....................................................................    32
---------
CONDITIONS....................................................................   32
----------
       5.01  Conditions to Effectiveness of Agreement........................    32
       5.02  Conditions to All Credit Extensions.............................    34

ARTICLE VI...................................................................    35
-----------
       6.01  Corporate Existence and Power...................................    35
       6.02  Corporate Authorization; No Contravention.......................    35
       6.03  Governmental Authorization......................................    35
       6.04  Binding Effect..................................................    36
       6.07  ERISA Compliance................................................    36
       6.08  Use of Proceeds; Margin Regulations.............................    37
       6.09  Title to Properties.............................................    37
       6.10  Taxes...........................................................    37
       6.11  Financial Condition.............................................    37
       6.12  Environmental Matters...........................................    38
       6.13  Regulated Entities..............................................    38
       6.14  No Burdensome Restrictions......................................    38
       6.15  Copyrights, Patents, Trademarks and Licenses, etc...............    38
       6.16  Subsidiaries....................................................    38
       6.17  Insurance.......................................................    39
       6.18  Swap Obligations................................................    39
       6.19  Full Disclosure.................................................    39
       6.20  Solvency........................................................    39
       6.21  Good Standing Certificates......................................    40

ARTICLE VII..................................................................    40
-----------
AFFIRMATIVE COVENANTS........................................................    40
-----------
       7.01  Financial Statements............................................    40
       7.02  Certificates; Other Information.................................    41
       7.03  Notices.........................................................    41
       7.04  Preservation of Corporate and Partnership Existence, etc........    42
       7.05  Maintenance of Property.........................................    43
       7.06  Insurance.......................................................    43
       7.07  Payment of Certain Obligations..................................    43
       7.08  Compliance with Laws; Guarantees................................    43
       7.09  Inspection of Property and Books and Records....................    44
       7.10  Environmental Laws..............................................    44
       7.11  Use of Proceeds.................................................    44
       7.12  Solvency........................................................    44
       7.13  Internal Controls...............................................    45

ARTICLE VIII.................................................................    45
------------
NEGATIVE COVENANTS...........................................................    45
------------------
       8.01  Limitation on Liens.............................................    45

       8.02  Disposition of Property.........................................    47
       8.03  Fundamental Changes; Restrictive Agreements.....................    47
       8.04  Loans and Investments...........................................    49
       8.05  Limitation on Indebtedness......................................    50
       8.06  Transactions with Affiliates....................................    50
       8.07  Use of Proceeds.................................................    50
       8.08  Contingent Obligations..........................................    50
       8.09  Restricted Payments.............................................    51
       8.10  ERISA...........................................................    52
       8.11  Change in Business..............................................    52
       8.12  Minimum Consolidated Net Worth..................................    52
       8.13  Minimum EBITDA..................................................    53
       8.14  Maximum Ratio of Consolidated Funded Debt to EBITDA.............    53
       8.15  Minimum Ratio of EBIT to Consolidated Interest Expense..........    53
       8.16  Maximum Capital Expenditures....................................    53

ARTICLE IX...................................................................    53
----------
EVENTS OF DEFAULT............................................................    53
-----------------
       9.01  Event of Default................................................    53
       9.02  Remedies........................................................    56
       9.03  Rights Not Exclusive............................................    56

ARTICLE X....................................................................    56
---------
GENERAL PROVISIONS...........................................................    56
------------------
      10.01  Amendments and Waivers..........................................    56
      10.02  Notices.........................................................    56
      10.03  No Waiver; Cumulative Remedies..................................    57
      10.04  Costs and Expenses..............................................    57
      10.05  Indemnity.......................................................    58
      10.06  Payments Set Aside..............................................    59
      10.07  Successors and Assigns..........................................    59
      10.08  Assignments, Participations, etc................................    59
      10.09  Confidentiality.................................................    60
      10.10  Set-off.........................................................    61
      10.11  Counterparts....................................................    61
      10.12  Severability....................................................    61
      10.13  No Third Parties Benefited......................................    61
      10.14  Governing Law and Jurisdiction..................................    61
      10.15  Waiver of Jury Trial............................................    62
      10.16  Entire Agreement................................................    62

                                   SCHEDULES

2.01      Commitment
6.05      Litigation
6.11      Financial Condition
6.12      Environmental Matters
6.15      Litigation Respecting Intellectual Property
6.16      Subsidiaries and Minority Interests
6.17      Insurance Matters
6.20      Solvency
8.01(a)   Certain Permitted Liens
8.05(b)   Certain Permitted Indebtedness
8.08(c)   Certain Permitted Contingent Obligations
10.02     Lending Office; Addresses for Notices


                                   EXHIBITS

A         Form of Notice of Borrowing
B         Form of Notice of Conversion/Continuation
C         Form of Compliance Certificate
D         Form of Legal Opinion of Company's Counsel
E         Form of Guarantee
F         Form of Promissory Note

                                 CREDIT AGREEMENT
                                 ----------------


     This CREDIT AGREEMENT, dated as of December 29, 2000, is between EFUNDS CORPORATION, a Delaware corporation (the "Company"), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (the "Bank").

     WHEREAS the Company has requested the Bank to extend credit to the Company in the form of a revolving credit facility with a letter of credit sub-facility for working capital and other general corporate purposes; and

     WHEREAS, the Bank has agreed to make available such credit to the Company on the terms and conditions contained herein;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.01 Certain Defined Terms.
     --------------------------

          As used herein:

          "Access Agreements" means, collectively: (a) (i) the Automated Teller Machine Cash Agreement, dated June 24, 1998; (ii) the Automated Teller Machine Cash Agreement, dated March 19, 1999; (iii) the Automated Teller Machine Cash Agreement, dated August 23, 1999; (iv) the Automated Teller Machine Cash Agreement, dated November 15, 1999 (but effective September 1,
     1999); (v) the Currency Control Agreement, dated as of November 15, 1999 (but effective as of June 24, 1998); in each case, as amended by the Amendment to ATM Cash Agreements, made effective as of February 20, 2000; all of the foregoing agreements being between ACILLC (as successor to Access Cash International, Inc., a Minnesota corporation) and the Company (the foregoing agreements, collectively, the "ATM Access Agreements"); and
     (b) the Agreement, made as of September 1, 2000, between ACILLC and the Company (inclusive of certain letter agreements, dated September 20, 2000, relating to the provision by the Company to ACILLC of: (i) a guaranty of up to $3,000,000 of face value of leases between customers of ACILLC or its Canadian subsidiary who purchase automated teller machines and related services for deployment in Canada and third party lessors) (the "Revenue Consolidation Agreement"); and (ii) loans in an aggregate amount not to exceed $12,000,000 to ACILLC for funding acquisitions that are mutually agreed to between the Company and ACILLC). Notwithstanding anything to the contrary contained herein, the terms "Access Agreement," "Access Agreements," "ATM Access Agreement," "ATM Access Agreements" and "Revenue Consolidation Agreement" shall not include any amendments, modifications, supplements, waivers or other alterations of any of the foregoing agreements unless the same have been approved in advance in writing by the Bank.

          "ACILLC" means Access Cash International L.L.C., a Delaware limited liability company.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting in, directly or indirectly: (a) the acquisition of all or substantially all of the Property of a Person, or of any business or division of a Person; (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary; (c) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors or similar governing body of such Person; or (d) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary), provided that the Company or one of its Subsidiaries is the surviving entity.

          "Affiliate" means, as to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, partnership interests, by contract, or otherwise.

          "Agreement" means this Credit Agreement.

          "Applicable Commitment Fee Percentage" means, on any date, 0.40% per annum.

          "Applicable Margin" means, on any date, one and three-quarters percent (1.75%) per annum.

          "Assignee" has the meaning specified in Section 10.08(a).

          "ATM Access Agreements" means, collectively, the Access Agreements described in clause (a) of the definition of "Access Agreements" contained herein.

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Bank" has the meaning specified in the introduction hereto.

          "Bankruptcy Code" means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. (S)101 et seq.).

          "Bank's Payment Office" means the address for payments set forth on
     Schedule 10.02 or such other address as the Bank may from time to time specify.

          "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the most recently announced Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank at its headquarters office as its "prime rate." (The "prime rate" is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the "prime rate" rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

          "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Bank under Article II and (other than in the case of Base Rate Loans) having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under
     Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, New York, New York, San Francisco, California or Phoenix, Arizona are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

          "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Capital Expenditures" means, for any period, the aggregate expenditures (whether paid in cash or accrued as a liability, including the aggregate amount of Capital Lease Obligations incurred during such period, but excluding capitalized interest and items paid in cash that had been accrued and counted as "Capital Expenditures" in a prior period) made by the Company or any of its Subsidiaries to acquire or to construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs in the ordinary course) during such period, determined on a consolidated basis.

          "Capital Expenditure Threshold" has the meaning specified in Section 8.16.

          "Capital Lease Obligations" means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Bank. Derivatives of such term shall have a corresponding meaning.

          "Change of Control" means the occurrence of either of the following:
     (a) any "person" or "group" (as such terms are used in subsections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) is or becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the then outstanding voting capital stock of the Company, or (b) the Continuing Directors shall cease to constitute at least a majority of the directors constituting the board of directors of the Company; provided that "Change of Control" shall not include the spin-off of the Company as a subsidiary of Deluxe Corporation.

          "Closing Date" means the date on which all of the conditions set forth in Section 5.01 are satisfied, made conditions subsequent by the Bank or waived by the Bank.

          "Code" means the Internal Revenue Code of 1986, including all regulations promulgated thereunder.

          "Commitment" has the meaning specified in Section 2.01.

          "Company" has the meaning specified in the introduction hereto.

          "Company Plan" means an annual business plan and budget for the Company (as prepared by the Company).

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Consolidated Funded Debt" means all Funded Debt of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items.

          "Consolidated Interest Expense" means, with respect to the Company for any period, without duplication, the sum of (a) the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis, including (i) any amortization of debt discount, (ii) the net cost of obligations under any Swap Agreements (including any amortization of discounts), (iii) the interest portion of any deferred payment obligation,
     (iv) all amounts accrued, paid, or scheduled to be paid during such period on account of Indebtedness that is given off-balance sheet treatment in accordance with GAAP, which amounts consist of, or are designated or identified as, "rent" or similar obligations, (v) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and (vi) all accrued interest, plus (b) the interest component of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by the Company and its Subsidiaries during such period, determined on a consolidated basis.

          "Consolidated Net Income" and "Consolidated Net Loss" mean, respectively, for any period, the aggregate net income or loss for such period of the Company and its Subsidiaries, determined on a consolidated basis.

          "Consolidated Net Worth" means, as of any date of determination, Consolidated Total Assets minus Consolidated Total Liabilities.

          "Consolidated Total Assets" means, as of any date of determination, the total assets of the Company and its Subsidiaries, determined on a consolidated basis.

          "Consolidated Total Liabilities" means, as of any date of determination, the total liabilities of the Company and its Subsidiaries, determined on a consolidated basis.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other Property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other Property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

          "Continuing Directors" means, as of any date, the collective reference to all members of the board of directors of the Company who assumed office after such date and whose appointment or nomination for election by the Company's shareholders was approved by a vote of at least 50% of the Continuing Directors in office immediately prior to such appointment or nomination.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

          "Credit Documents" means this Agreement, all Notes, all Guarantees, the Fee Letter and all other documents delivered to the Bank in connection herewith.

          "Credit Extension" means: (a) any Loan or L/C Advance made hereunder; or (b) any Letter of Credit Issued hereunder.

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dividend Payment" means any dividend (in cash, Property or obligations) on, or other payment or distribution on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of or any other equity interest in the Company or any of the Company's Subsidiaries or of any warrants, options or other rights to acquire the same (or to make any payments (in cash, Property, or obligations) to any Person, such as "phantom stock" payments, where the amount is calculated with reference to the fair market or equity value of the Company or any of its Subsidiaries), but excluding any dividend payable solely in shares of common stock of or additional equity interests in the Company or any of the Company's Subsidiaries.

          "Dollars," "dollars" and "$" each mean lawful money of the United States.

          "Domestic Subsidiary" means any Subsidiary of the Company organized under the laws of the United States or any State or Territory thereof.

          "EBIT" means, for any period, the sum of: (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period; plus (b) the sum of (i) Consolidated Interest Expense, (ii) income tax expense and (iii) the cash (except as otherwise provided in Section 1.03(a)(ii)) and noncash portions of infrequent or unusual charges, in each case, which were deductible in determining Consolidated Net Income or Consolidated Net Loss, determined on a consolidated basis for such period.

          "EBITDA" means, for any period, the sum of: (a) Consolidated Net Income or Consolidated Net Loss, as the case may be, for such period; plus
     (b) the sum of (i) Consolidated Interest Expense, (ii) income tax expense,
     (iii) depreciation expense, (iv) amortization expense and (v) the cash (except as otherwise provided in Section 1.03(a)(ii)) and noncash portions of infrequent or unusual charges, in each case, which were deductible in determining Consolidated Net Income or Consolidated Net Loss, determined on a consolidated basis for such period.

          "Effective Amount" means: (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments occurring on such date; and
     (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "eFIT" means eFunds IT Solutions Group Inc., a Delaware corporation and a Subsidiary of the Company.

          "Eligible Assignee" means: (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least

     $100,000,000; (b) a financial institution organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such financial institution is acting through a branch or agency located in the United States or the Cayman Islands; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of the Bank, (ii) a Subsidiary of a Person of which the Bank is a Subsidiary, or (iii) a Person of which the Bank is a Subsidiary.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility of the Company or any of its Subsidiaries for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income Security Act of 1974, including all regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of subsection 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code); provided that, for purposes of this definition, the term "ERISA Affiliate" shall not include Deluxe Corporation or any of its Subsidiaries (other than the Company and its Subsidiaries) following the spin-off of the Company as a subsidiary of Deluxe Corporation.

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
     Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate" contained herein.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities Exchange Act of 1934, including all regulations promulgated thereunder.

          "Existing Deluxe Facility" means the unsecured $75,000,000 credit facility provided by Deluxe Corporation to the Company pursuant to a Credit Agreement, dated as of April 1, 2000, as amended by the Amendment to Credit Agreement, dated as of November 30, 2000, between Deluxe Corporation and the Company.

          "Existing India Facility" means the financial accommodations provided from time to time by the Bank to eFunds International India Private Limited, a Subsidiary of the Company organized and existing under the laws of India.

          "FDIC" means the Federal Deposit Insurance Corporation and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of federal funds transactions in New York City selected by the Bank.

          "Fee Letter" has the meaning specified in Section 2.10(a).

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "Funded Debt" of any Person means, as of the end of each fiscal quarter of such Person and without duplication: (a) all obligations of such Person (including with respect to any Credit Extensions hereunder) for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments (including obligations so evidenced incurred in connection with the acquisition of Property or businesses) and all other obligations of such Person that are given off-balance sheet treatment in accordance with GAAP (including any obligations with respect to securitized assets); (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments;
     (d) all Capitalized Lease Obligations of such Person; (e) the current portion of all obligations of such Person arising with respect to preferred stock that is mandatorily redeemable by such Person; (f) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of the Indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) of this definition.

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances and consistently applied.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantee" means a guarantee executed by a Guarantor in favor of the Bank, in substantially the form of Exhibit E.

          "Guarantor" means, at any time, each Person who is a guarantor or all or any portion of the Obligations and shall include all Domestic Subsidiaries.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation" contained herein.

          "Honor Date" has the meaning specified in Section 3.03(c).

          "iDLX (Netherlands)" means iDLX International, B.V., a Netherlands company and a Subsidiary of the Company.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the ordinary course of business on ordinary terms, including amounts payable by the Company under the Access Agreements); (c) all non-contingent reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments (including obligations so evidenced incurred in connection with the acquisition of Property or businesses) and all other obligations of such Person that are given off-balance sheet treatment in accordance with GAAP (including any obligations with respect to securitized assets); (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations of such Person;
     (g) all obligations of such Person referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the "Indebtedness" of any Person shall include all "Indebtedness" (with recourse to such Person) of any partnership or joint venture or limited liability company in which such Person is a general partner, a joint venturer or a member.

          "Indemnified Liabilities" has the meaning specified in Section 10.05.

          "Indemnified Person" has the meaning specified in Section 10.05.

          "Independent Auditor" has the meaning specified in Section 7.01(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either event undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter and each date such Loan is converted into another Type of Loan, provided that, if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.

          "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which a Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two or three months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

               (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (b) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (c) no Interest Period for any Loan shall extend beyond September 28, 2001.

          "Investments" has the meaning specified in Section 8.04.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

     "Issuance Date" has the meaning specified in Section 3.01(a).

     "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings.

     "Joint Venture" means a single- or special-purpose corporation or a partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

     "L/C Advance" means an extension of credit resulting from a drawing under any Letter of Credit that is not reimbursed on the date of such drawing nor converted into a Loan.

     "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

     "L/C Amount" means, on any date, an amount equal to the L/C Threshold Amount less the Effective Amount of all L/C Obligations outstanding on such date. The L/C Amount represents a portion of the Commitment and is not a separate, independent commitment.

     "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Bank, as the Bank shall request.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which is not reimbursed on the date when made nor converted into a Borrowing under Section 3.03(c).

     "L/C Obligations" means at any time the sum of: (a) the aggregate undrawn amount of all Letters of Credit then outstanding; plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

     "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other documents relating to any Letter of Credit, including any of the Bank's standard form documents for letter of credit issuances.

     "L/C Threshold Amount" means, on any date, $5,000,000; provided that the "L/C Threshold Amount" shall be reduced automatically and without notice on the effective date of any reduction of the Commitment in accordance with Section
2.05 by an amount equal to the percentage by which the Commitment was so reduced.

     "Lending Office" means, as to the Bank, the office or offices of the Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 10.02, or such other office or offices as the Bank may from time to time designate in writing to the Company.

     "Letters of Credit" means all letters of credit (whether standby letters of credit or commercial letters of credit) Issued by the Bank pursuant to Article III.

     "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge, financial institution deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any Property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the Property to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

     "Loan" means an extension of credit by the Bank to the Company under
Article II and may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

     "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

     "Material Adverse Effect" means: (a) a material adverse change in, or a material adverse effect upon, the Properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, which would be expected to result in a material impairment of the ability of the Company or any Guarantor to perform under any Credit Document to which it is a party and to avoid any Default or Event of Default; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Guarantor of any Credit Document.

     "Multiemployer Plan" means a "multiple employer plan" or a "multiemployer plan," within the meaning of Sections 4064(a) and 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

     "Net Securities Proceeds" has the meaning specified in Section 8.12.

     "Note" means a promissory note executed by the Company in favor of the Bank pursuant to Section 2.02, in substantially the form of Exhibit F.

     "Notice of Borrowing" means a notice in substantially the form of Exhibit
A.

     "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

     "Obligations" means all advances, debts, liabilities, obligations, covenants and duties and other Indebtedness (other than any of the foregoing arising under purchase card transactions) owing by the Company to the Bank or any Indemnified Person under the Credit Documents, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

     "OECD" has the meaning specified in the definition of "Eligible Assignee" contained herein.

     "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Bank as follows:

                    Offshore Rate =                 IBOR
                                    ------------------------------------
                                    1.00 - Eurodollar Reserve Percentage

     Where,

          "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

          "IBOR" means the rate of interest per annum determined by the Bank as the rate at which dollar deposits in the approximate amount of the Bank's Offshore Rate Loan for such Interest Period would be offered by the Bank's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by the Bank), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

     The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.

     "Organization Documents" means: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement; (b) for any partnership, the partnership agreement and any other agreements or instruments relating to the rights or the partners of such partnership or limiting or authorizing the activities of such partnership; (c) for any limited liability company, the articles of organization or certificate of formation of such Person, the limited liability company agreement or operating agreement of such Person and any other agreements or instruments relating to the rights of the members or mangers of such Person or limiting or authorizing the activities of such Person; or (d) for any other entity, the organizational and operating documents of such entity, any other agreements or instruments related to the rights of the investors, members or participants therein or limiting or authorizing the activities of such Person, and all applicable resolutions of such Person.

     "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes (except for the present excise tax imposed by any State to the extent that it is imposed upon the gross receipts of the Bank), charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

     "Participant" has the meaning specified in Section 10.08(b).

     "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

     "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

     "Permitted Liens" has the meaning specified in Section 8.01.

     "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or Property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view"; and
(b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party (unless such party is the Bank or an Assignee) from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision (except in favor of the Bank or any Assignee) creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under Section 9.01(a)).

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

     "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

     "Projections" has the meaning specified in Section 6.19.

     "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     "Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

     "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

     "Responsible Officer" means, with respect to the Company or any Guarantor, the chief executive officer, the president or a senior vice president or controller of such Person; or, with respect to compliance with financial covenants, the chief financial officer, the treasurer or the controller of such Person, or any other officer (including a senior vice president) having substantially the same authority and responsibility or otherwise familiar with the compliance by such Person with financial covenants.

     "Revenue Consolidation Agreement" has the meaning specified in the definition of "Access Agreements" contained herein.

     "Revolving Termination Date" means the earlier to occur of: (a) September 28, 2001; and (b) the date on which the Commitment terminates in accordance with the provisions of this Agreement.

     "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

     "Shortfall" has the meaning specified in Section 8.16.

     "Solvent" means, as to any Person at any time, that: (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and
(d) such Person is not engaged in business or a transaction for which such Person's Property would constitute unreasonably small capital.

     "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

     "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

     "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swap option, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

           "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and
     (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank).

           "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income, property or gross receipts by any Governmental Authority having jurisdiction over the Bank (or any lending office thereof).

           "Type" has the meaning specified in the definition of "Loan" contained herein.

           "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United States of America.

          "Wholly Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly Owned Subsidiaries of the Company, or both.

     1.02  Other Interpretive Provisions.
     -----------------------------------

           (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

           (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

           (c)  (i)   The term "documents" includes any and all instruments,
     documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                (ii) The term "including" is not limiting and means "including without limitation."

                (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

           (d) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Credit Document; and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

           (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

           (f) This Agreement and the other Credit Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Bank by way of consent, approval or waiver shall be deemed modified by the phrase "in its sole discretion."

           (g) This Agreement and the other Credit Documents are the result of negotiations among, and have been reviewed by counsel to, the Company, the Bank and the other parties to the Credit Documents, and are the products of all parties. Accordingly, none of the Credit Documents shall be construed against the Bank merely because of the Bank's involvement in its preparation.

     1.03  Accounting Principles.
     ---------------------------

           (a) Except as otherwise expressly provided herein, all accounting terms contained herein shall be construed, and all financial determinations calculations or computations required under this Agreement shall be made, in accordance with GAAP; provided that, if any change in GAAP results in a change in the operation or calculation of any of Sections 8.12, 8.13, 8.14, 8.15 or
8.16 or any of the defined terms used therein, the Company shall promptly notify the Bank thereof and, upon notice to the Company by the Bank, compliance with any such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn upon instruction from the Bank or such covenant is amended in a manner satisfactory to the Company and the Bank; provided further that, for purposes of the operation or calculation of any of Sections 8.12, 8.13, 8.14, 8.15 or 8.16 or any of the defined terms used therein: (i) for infrequent or unusual charges taken in all periods prior to the Closing Date, no adjustments shall be made respecting the recognition of the cash portion of such charges; and (ii) for infrequent or unusual charges taken in all periods following the Closing Date, the cash portion of such charges shall be recognized in the period during which such cash portion is actually expended.

           (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                  ARTICLE II

                                   THE LOANS

     2.01  The Revolving Credit Facility.
     -----------------------------------

           The Bank agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on Schedule
2.01 (such amount as the same may be reduced under Section 2.05 or as a result of one or more assignments under Section 10.08, the Bank's "Commitment"); provided that, after giving effect to any Credit Extension, the Effective Amount of all outstanding Loans and L/C Obligations together shall not at any time exceed the Commitment. Within the limits of the Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.06 and reborrow under this Section 2.01.

     2.02  Loan Accounts.
     -------------------

           The Loans made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be conclusive (absent manifest error) of the amount of the Loans made by the Bank to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans. Upon the reasonable request of the Bank, the Loans made by the Bank may be evidenced by one or more Notes. The Bank may, but shall not be obligated to, endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. The Company irrevocably authorizes the Bank to endorse its Note(s), and the Bank's record shall be conclusive (absent manifest error); provided that the failure of the Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to the Bank.

     2.03  Procedure for Borrowing.
     -----------------------------

           (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Bank in the form of a Notice of Borrowing (which notice must be received by the Bank (i) prior to 7:30 a.m. (San Francisco time) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) prior to 9:00 a.m. (San Francisco time) on the same Business Day as the requested Borrowing Date, in the case of Base Rate Loans), specifying:

                (1) the amount of the Borrowing, which shall be in an aggregate minimum amount of $1,000,000 or any multiple of $100,000 in excess thereof;

                (2)  the requested Borrowing Date, which shall be a Business
           Day;

                (3)  the Type of Loans comprising the Borrowing; and

                (4) with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be three months;

provided that, with respect to any Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Bank not later than 11:00 a.m. (San Francisco time) at least one Business Day before the Closing Date and such Borrowing will consist of Base Rate Loans only; provided further that if so requested by the Bank, all Borrowings during the first 30 days following the Closing Date shall have the same Interest Period and shall be Base Rate Loans or Offshore Rate Loans for Interest Periods no longer than one month.

           (b) The Bank will make the proceeds of each Credit Extension available to the Company at the Bank's Payment Office by crediting the account of the Company on the books of the Bank or, if requested by the Company, by wire transfer in accordance with written instructions provided to the Bank by the Company, less customary fees of the Bank for such wire transfer.

           (c) After giving effect to any Borrowing, unless the Bank shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

     2.04  Conversion and Continuation Elections.
     -------------------------------------------

           (a) The Company may, upon irrevocable written notice to the Bank in accordance with Section 2.04(b):

                (1) elect to convert, as of any Business Day, any Base Rate Loans (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into Offshore Rate Loans;

                (2) elect to convert, as of the last day of the applicable Interest Period, any Offshore Rate Loans expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof) into Base Rate Loans; or

                (3) elect to continue, as of the last day of the applicable Interest Period, any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $1,000,000, or that is in an integral multiple of $100,000 in excess thereof);

provided that, if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, then such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

           (b) The Company shall deliver a Notice of Conversion/Continuation to the Bank, which Notice of Conversion/Continuation must be received by the Bank not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the

Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the same Business Day as the Conversion/ Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

                (1)  the proposed Conversion/Continuation Date;

                (2)  the aggregate amount of Loans to be converted or continued;

                (3) the Type of Loans resulting from the proposed conversion or continuation; and

                (4) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

           (c) If, upon the expiration of any Interest Period applicable to any of the Company's outstanding Offshore Rate Loans, the Company shall have failed to select timely a new Interest Period to be applicable to such outstanding Offshore Rate Loans, or if any Default or Event of Default then exists, then the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period, and all conditions to such conversion shall be deemed to have been satisfied.

           (d) Unless the Bank otherwise consents, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

           (e) After giving effect to any conversion or continuation of Loans, unless the Bank shall otherwise consent, there may not be more than five (5) different Interest Periods in effect.

     2.05  Voluntary Termination or Reduction of Commitments.
     -------------------------------------------------------

           The Company may, upon five Business Days' prior notice to the Bank, terminate the Commitment, or permanently reduce the Commitment by an aggregate minimum amount of $1,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the then outstanding principal amount of the Loans would exceed the amount of the Commitment then in effect. Once reduced in accordance with this Section 2.05, the Commitment may not be increased. All accrued commitment fees to the effective date of any reduction or termination of the Commitment shall be paid on the effective date of such reduction or termination.

     2.06  Optional Prepayments.
     --------------------------

           Subject to Section 4.04, the Company may, at any time or from time to time, upon irrevocable notice received by the Bank, in the case of Offshore Rate Loans, not less than three Business Days prior to the requested prepayment date, and, in the case of Base Rate Loans, not less than one Business Day prior to the requested prepayment date, prepay Loans in whole or in part, in minimum amounts of $1,000,000 or any multiple of $100,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. Once notice of any such prepayment is given by the Company, such prepayment shall be irrevocable and the payment amount specified in such notice shall be due and payable on the date specified therein in such notice (together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04).

     2.07  Mandatory Prepayments, Cash Collateralization and Termination.
     -------------------------------------------------------------------

           (a) Subject to Section 4.04: (i) if on any date the Effective Amount of all L/C Obligations exceeds the L/C Threshold Amount, then the Company shall immediately, and without notice or demand, repay all unreimbursed drawings under all Letters of Credit (including L/C Borrowings) in an amount equal to such excess and, if such repayment is insufficient to reduce the Effective Amount of all L/C Obligations to or below the L/C Threshold Amount, Cash Collateralize the L/C Obligations in respect of outstanding and wholly or partially undrawn Letters of Credit in the amount of such remaining excess; (ii) if on any date the Effective Amount of all Loans and L/C Obligations together exceeds the Commitment, then the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans and all unreimbursed drawings under all Letters of Credit (including L/C Borrowings) an amount equal to such excess; and (iii) if on any date the Company or any of its Subsidiaries issues or becomes indebted with respect to any Indebtedness of the type referenced in clause (a) or clause (d) of the definition of "Indebtedness" contained in Section 1.01 that is not otherwise permitted under Section 8.05:
(A) the Commitment shall automatically and without notice terminate; and (B) the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans, repay all unreimbursed drawings under all Letters of Credit (including L/C Borrowings) and Cash Collateralize the L/C Obligations in an amount equal to the aggregate undrawn amount of all Letters of Credit then outstanding.

           (b) No later than forty-five days after the Bank has received notice of a Change of Control pursuant to Section 7.03 (or upon and at any time after the occurrence of any Change of Control if the Company is in default of its obligation to deliver such a notice), the Bank may by notice to such effect to the Company: (i) declare the Commitment to be terminated, whereupon the Commitment shall automatically terminate; and (ii) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, or demand that the Company Cash Collateralize the L/C Obligations to the extent of outstanding and wholly or partially undrawn Letters of Credit, whereupon the Company shall so Cash Collateralize the L/C Obligations; and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable without presentment, demand or protest, all of which are hereby expressly waived by the Company.

           (c) Any prepayments pursuant to this Section 2.07 shall be applied first to any Base Rate Loans then outstanding and then to outstanding Offshore Rate Loans with the shortest Interest Periods then remaining. All payments of Loans and L/C Borrowings pursuant to this Section 2.07 shall be made together with interest accrued to the date of such payment on the principal amount repaid, together with any amounts payable under Section 4.04; provided that, if any such prepayment would cause the Company to incur Obligations pursuant to
Section 4.04 with respect to Offshore Rate Loans, the Company may Cash Collateralize such Offshore Rate Loans until the last day of the Interest Period related thereto, at which time such Cash Collateral shall be applied by the Bank to repay such Loans.

     2.08  Repayment.
     ---------------

           Subject to the other provisions hereof: (a) the Commitment shall automatically and without notice terminate on the Revolving Termination Date; and (b) the Company shall repay to the Bank on the Revolving Termination Date the aggregate principal amount of all Loans and L/C Borrowings outstanding on such date.

     2.09  Interest.
     --------------

           (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.

           (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Loans under Section 2.06 or 2.07 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Bank (which demand the Bank may make or not make at its sole election).

           (c) Notwithstanding subsection (a) of this Section, during the existence of any Event of Default under Section 9.01(a), or 9.01(e), 9.01(k), 9.01(m), or under 9.01(c) as a consequence of the failure of the Company to observe or perform or cause to be observed or performed any term, covenant or agreement contained in Section 7.11 or Article VIII, or after acceleration, the Company shall pay interest (after as well as before any entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations outstanding hereunder, at a rate per annum which is determined by adding one and one-half percent (1.50%) per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus one and one-half percent (1.50%); provided that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus one and one-half percent (1.50%). All such interest shall be payable upon demand.

           (d) Anything herein to the contrary notwithstanding, the obligations of the Company to the Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Bank would be contrary to the provisions of any law applicable to the Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Bank, and in such event the Company shall pay to the Bank interest at the highest rate permitted by applicable law.

     2.10  Fees.
     ----------

           (a) Upfront Fee. The Company shall pay an arrangement fee to the Bank for the Bank's sole account as required by the letter agreement, dated December 8, 2000 (the "Fee Letter"), between the Company and the Bank.

           (b) Commitment Fee. The Company shall pay to the Bank for the Bank's sole account a commitment fee on the average daily unused portion of the Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank, equal to such unused portion as so calculated multiplied by the Applicable Commitment Fee Percentage for such period. Such commitment fee shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each quarter commencing on March 31, 2000 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.05, the accrued and unpaid commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this Section shall accrue at all times after the Closing Date, including at any time during which one or more conditions in
Article V are not met.

     2.11  Computation of Fees and Interest.
           --------------------------------

           (a) All computations of interest for Base Rate Loans when the Base Rate is determined by the Bank's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a year of 365 or 366 days, as the case may be). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to, but excluding, the last day thereof.

           (b) Each determination of an interest rate by the Bank shall be conclusive and binding on the Company in the absence of manifest error.

     2.12  Payments by the Company.
     -----------------------------

           (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim.

           (b) Except as otherwise expressly provided herein, all payments (whether of principal, interest, fees or otherwise) by the Company shall be made to the Bank at the Bank's Payment Office and shall be made in Dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. Any payment received by the Bank later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fees shall continue to accrue.

           (d) Subject to the provisions set forth in the definition of "Interest Period" contained herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                                  ARTICLE III

                             THE LETTERS OF CREDIT

     3.01  The Letter of Credit Sub-facility.
     ---------------------------------------

           (a) On the terms and conditions set forth herein and from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, the Bank agrees (i) to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), in an aggregate amount not to exceed the L/C Amount, and (ii) to honor drafts under the Letters of Credit; provided that the Bank shall not be obligated to Issue any Letter of Credit if, as of the date of and after giving effect to the Issuance of such Letter of Credit (the "Issuance Date"), (A) the Effective Amount of all L/C Obligations exceeds (or would exceed) the L/C Amount or (B) the Effective Amount of all L/C Obligations and Loans together exceeds (or would exceed) the Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

           (b) The Bank is under no obligation to Issue any Letter of Credit if:

                (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it;

                (ii) the Bank has received written notice from the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

                (iii) the expiry date of any requested Letter of Credit is (A) more than 365 days after the date of Issuance, or (B) more than 180 days after the Revolving Termination Date, unless the Bank has approved such expiry date in writing and the Company has Cash Collateralized such Letter of Credit;

                (iv) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Bank; or

                (v) any standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person or for the purpose of supporting any debt for borrowed money.

     3.02  Issuance, Amendment and Renewal of Letters of Credit.
     ----------------------------------------------------------

           (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Bank at least three Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be in the form of an L/C Application and shall specify in form and detail satisfactory to the Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Bank may reasonably require.

           (b) Unless the issuance, amendment or renewal of any Letter of Credit is not then permitted under Section 3.01(a)(ii) as a result of the limitations set forth in clauses (A) or (B) thereof or under Section 3.01(b), or one or more conditions specified in Article V are not then satisfied, then, subject to the terms and conditions hereof, the Bank shall, on the requested Issue date, Issue a Letter of Credit for the account of the Company in accordance with the Bank's usual and customary business practices.

           (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank will, upon the written request of the Company received by the Bank at least four Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Bank may reasonably require. The Bank shall be under no obligation to amend any Letter of Credit if:
(A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

           (d) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Bank shall, upon the written request of the Company received by the Bank at least four Business Days (or such shorter time as the Bank may agree in a particular instance) prior to the proposed date of notification of renewal, be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Bank may require. The Bank shall be under no obligation to renew any Letter of Credit if: (A) the Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit provides that it shall be automatically renewed unless the beneficiary thereof receives notice from the Bank that such Letter of Credit will not be renewed, and if at the time of renewal the Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 3.02(d) upon the request of the Company but the Bank shall not have received an L/C Amendment Application from the Company with respect to such renewal or any other written direction by the Company with respect thereto, the Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the

Company hereby authorizes such renewal, and, accordingly, the Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

           (e) The Bank may, at its election, deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than 180 days after the Revolving Termination Date; provided that, if the Bank shall have previously approved in writing the expiry date of any such Letter of Credit and the Company shall have Cash Collateralized such Letter of Credit, then the Bank may not terminate or take any such other action.

           (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

     3.03  Drawings and Reimbursements.
     ---------------------------------

           (a) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Bank will promptly notify the Company. The Company shall reimburse the Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Bank. In the event the Company fails to reimburse the Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Company will be deemed to have requested that Base Rate Loans be made by the Bank to be disbursed on the Honor Date in respect of such Letter of Credit, subject to the amount of the unutilized portion of the Commitment and subject to the conditions set forth in Section
5.02. Solely for the purposes of making such Base Rate Loans, the minimum amount limitations set forth in Section 2.03 shall not be applicable. Any notice given by the Bank pursuant to this Section 3.03(a) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

           (b) With respect to any unreimbursed drawing that is not converted into Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section
5.02 (b), (c) or (d) or for any other reason, the Company shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus one and one-half percent (1.50%) per annum.

     3.04  Role of the Bank.
     ----------------------

     The Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Indemnified Person nor any Indemnified Person's correspondents, participants or assignees, shall be liable or responsible for any of the matters described in subsections
(a) through (h) of Section 3.05; provided that the Company may have a claim against the Bank, and the Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the

Company which the Company proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (a) the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (b) the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     3.05  Obligations Absolute.
     --------------------------

     The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

           (a) any lack of validity or enforceability of this Agreement, any L/C-Related Document or other Credit Document;

           (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

           (c) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

           (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

           (e) any payment by the Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

           (f) any exchange, release or non perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit;

           (g) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

           (h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company.

     3.06  Cash Collateralization Obligations.
     ----------------------------------------

     Upon (a) the request of the Bank (i) if the Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, (ii) if at any time the Dollar amount equal to the sum of the cash balances of the Company plus the then unused portion of the Commitment is less than $15,000,000 or (iii) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (b) the occurrence of the circumstances described in
Section 2.07 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize or cause to be Cash Collateralized all of the outstanding L/C Obligations in an amount equal to such outstanding L/C Obligations. Such amount, when received by the Bank, shall be held by the Bank and maintained in a blocked deposit account or deposit accounts at the Bank, as Cash Collateral for reimbursement obligations of the Company in respect of the L/C Obligations and for the other Obligations. The Company hereby grants to the Bank a security interest in all such cash, deposit accounts and deposit account balances. Amounts held in such account(s) shall be applied by the Bank to the payment and reimbursement of the Bank in full for all L/C Obligations, and the unused portion thereof after all Letters of Credit have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Company hereunder. The Company shall execute such further agreements, documents, instruments or financing statements as the Bank reasonably deems necessary in connection with the foregoing.

     3.07  Letter of Credit Fees.
     ---------------------------

           (a) The Company shall pay to the Bank a letter of credit fee based on the average daily maximum amount available to be drawn on outstanding Letters of Credit at a rate equal to the Applicable Margin, which fee shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Bank. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on March 31, 2001 (with all fees payable for the quarter ending December 31, 2000 to be payable on such date) through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date, if any).

           (b) The Company shall also pay to the Bank its standard fees and charges in respect of the Issuance, presentation, amendment, renewal and processing of any Letter of Credit hereunder in the amount(s) and at the time(s) specified by the Bank. All fees and charges payable under this Section 3.07 shall be nonrefundable.

     3.08  Uniform Customs and Practice.
     ----------------------------------

     Unless otherwise expressly provided in any Letter of Credit, (a) the Uniform Customs and Practices for Documentary Credits as most recently published by the International Chamber of Commerce at the time of Issuance of any documentary Letter of Credit shall apply to such Letter of Credit and (b) the International Standby Practices 1998 most recently published by the Institute of International Banking Law & Practice, Inc.

(or such later version thereof as may be then be in effect) at the time of Issuance of any standby Letter of Credit shall apply to such Letter of Credit.

                                  ARTICLE IV

                    TAXES, YIELD PROTECTION AND ILLEGALITY

     4.01  Taxes.
     -----------

           (a) Any and all payments by the Company to the Bank under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

           (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to the Bank, then:

                (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), the Bank receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

                (ii)   the Company shall make such deductions and withholdings;

                (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                (iv) the Company shall also pay to the Bank, for the account of the Bank at the time interest is paid, Further Taxes in the amount that the Bank specifies is necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

           (c) The Company agrees to indemnify and hold harmless the Bank for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the Bank specifies is necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted, but only to the extent such Taxes, Other Taxes or Further Taxes were actually paid by the Bank. Payment under this indemnification shall be made within 30 days after the date the Bank makes written demand therefor.

           (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Bank.

           (e) If the Company is required to pay any amount to the Bank pursuant to subsection (b) or (c) of this Section, then the Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole and absolute judgment of the Bank is not otherwise disadvantageous to the Bank.

     4.02  Illegality.
     ----------------

           (a) If the Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Bank or its Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company, any obligation of the Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Company that the circumstances giving rise to such determination no longer exist.

           (b) If the Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from the Bank, prepay in full such Offshore Rate Loans then outstanding, together with interest accrued thereon and amounts required under
Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the Bank, in the amount of such repayment, a Base Rate Loan.

           (c) If the obligation of the Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

     4.03  Increased Costs and Reduction or Return.
     ---------------------------------------------

           (a) If the Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by the Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any Loans, then the Company shall be liable for, and shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts as are sufficient to compensate the Bank for such increased costs.

           (b) If the Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy and the Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of the Commitment, loans, credits or obligations under this Agreement, then, upon demand of the Bank to the Company, the Company shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts as are sufficient to compensate the Bank for such increase.

     4.04  Funding Losses.
     --------------------

           The Company shall reimburse the Bank and hold the Bank harmless from any loss or expense that the Bank may sustain or incur as a consequence of:

           (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan (including after any acceleration thereof);

           (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

           (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.06;

           (d) the prepayment (including pursuant to Section 2.07) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

           (e) the conversion of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Bank under this Section and under Section 4.03(a), each Offshore Rate Loan made by the Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

     4.05  Inability to Determine Rates.
     ----------------------------------

           If the Bank determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to Section 2.09(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Loan, then the Bank will promptly so notify the Company. Thereafter, the obligation of the Bank to make or maintain Offshore Rate Loans hereunder shall be suspended until the Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/ Continuation then submitted by it. If the Company does not revoke such Notice, then the Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

     4.06  Reserves on Offshore Rate Loans.
     -------------------------------------

           The Company shall pay to the Bank, as long as the Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days prior written notice of such additional costs from the Bank. If the Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

     4.07  Certificates of the Bank.
           ------------------------

           If the Bank claims reimbursement or compensation under this Article IV, it shall deliver to the Company a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

     4.08  Survival.
     --------------

           The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.

                                   ARTICLE V

                                  CONDITIONS

     5.01  Conditions to Effectiveness of Agreement.
     ----------------------------------------------

           The effectiveness of this Agreement is subject to satisfaction or waiver of the condition that the Bank shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Bank and its counsel:

           (a) Credit Agreement; Note; Guarantees. (i) This Agreement duly executed and delivered by the Company; (ii) if requested by the Bank, a Note, duly executed and delivered by the Company; and (iii) a Guarantee, duly executed and delivered by each Domestic Subsidiary;

           (b)  Resolutions; Incumbency.
                -----------------------

                (i) Copies of the resolutions of the respective boards of directors, partners, members or managers (as applicable) of the Company and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii) authorizing the transactions contemplated by the Credit Documents to which they are a party, certified as of the Closing Date by a Responsible Officer of the Company; and

                (ii) A certificate of a Responsible Officer of the Company, certifying the names and true signatures of the officers of the Company and each Person required to deliver a Guarantee pursuant to Section 5.01(a)(iii) authorized to execute, deliver and perform, as applicable, this Agreement and all other Credit Documents to be delivered by each such Person hereunder;

           (c) Organization Documents; Good Standing. Each of the following documents:

                (i) the articles or certificate of incorporation and the bylaws (or, if applicable, the partnership agreement, limited liability company agreement or operating agreement) of the Company and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii), each as in effect on the Closing Date, certified: (A) in the case of any articles or certificate of incorporation, by the Secretary of State of the State of organization of each such Person, or, in the discretion of the Bank, a Responsible Officer of the Company; and (B) in the case of bylaws (or, if applicable, any partnership agreement, limited liability company agreement or operating agreement), as of the Closing Date by a Responsible Officer of the Company; and

                (ii) (A) a good standing certificate from the Secretary of State (or similar, applicable Governmental Authority) as of a date on or near the Closing Date for the Company and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii) from each such Person's State of organization; (B) a good standing certificate as of a date on or near the Closing Date for the Company and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii) from the State in which each such Person's chief executive office and principal place of business are located; (C) a tax good standing certificate for the Company and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii) from each such Person's State of organization and the State in which each such Person's chief executive office and principal place of business are located; provided that, to the extent that any of the certificates required by the preceding sub-clauses (B) and (C) have been ordered, but not yet received, by the Company prior to December 29, 2000, the Company shall only be required to deliver the foregoing in accordance with Section 6.21;

           (d) Legal Opinions. The favorable opinions of (i) in-house counsel to the Company and the Persons required to deliver a Guarantee pursuant to
Section 5.01(a)(iii), and (ii) Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company and the Persons required to deliver a Guarantee pursuant to
Section 5.01(a)(iii), in each case, addressed to the Bank, and together covering the substantive matters set forth on Exhibit D;

           (e) Certificate. A certificate, dated as of the Closing Date, signed by a Responsible Officer of the Company on behalf of itself and each of the Persons required to deliver a Guarantee pursuant to Section 5.01(a)(iii), stating that:

                (i) the representations and warranties contained in Article VI are true and correct on and as of such date, as though made on and as of such date;

                (ii) no Default or Event of Default exists or would result from the making of any initial Credit Extension; and

                (iii) since September 30, 2000, no event or circumstance that has resulted in or could reasonably be expected to result in a Material Adverse Effect has occurred and is continuing;

           (f) Preliminary Company Plan. The most current Company Plan for its 2001 fiscal year;

           (g) Termination of the Existing Deluxe Facility. Evidence of the termination of the Existing Deluxe Facility; and

           (h) Other Documents. Such other approvals, opinions, documents or materials as the Bank may reasonably request;

provided that neither this Agreement nor any of the other Credit Documents shall become effective or be binding on any party hereto unless, on or before 5:00 p.m. (Phoenix, Arizona time) on December 29, 2000: (A) each of the foregoing conditions has been satisfied (or has been waived by the Bank); (B) the Bank shall have received all documents reasonably required by it pertaining to the spin-off of the Company as a subsidiary of Deluxe Corporation; (C) all such documents shall be in form and substance satisfactory to the Bank; and (D) Deluxe Corporation and the Company shall have consummated the spin-off of the Company as a subsidiary of Deluxe Corporation in accordance with the provisions of such documents. The Bank shall promptly notify the Company of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. The opinion referenced in Section 5.01(d) shall be dated as of the Closing Date; all other documents shall be dated as of a date reasonably near the Closing Date unless otherwise specified or the Bank shall otherwise agree.

     5.02  Conditions to All Credit Extensions.
     -----------------------------------------

           The obligation of the Bank to make any Credit Extension (including its initial Credit Extension) or to continue/convert any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

           (a) Notice. The Bank shall have received, in respect of any Borrowing (other than pursuant to section 2.04(c)), a completed and duly executed Notice of Borrowing or Notice of Conversion/Continuation (as applicable) and, in respect of any Issuance of any Letter of Credit, a completed and duly executed L/C Application or L/C Amendment Application (as applicable);

           (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date);

           (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Credit Extension or continuation or conversion; and

           (d) No Material Adverse Effect. There shall not exist a Material Adverse Effect.

Each Notice of Borrowing, Notice of Conversion/Continuation, L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice, L/C Application or L/C Amendment (as applicable) and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date (as applicable) that the conditions contained in this Section 5.02 are satisfied.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

             The Company represents and warrants to the Bank that:

     6.01  Corporate Existence and Power.
     -----------------------------------

           (a) The Company and each of its Domestic Subsidiaries: (i) is a corporation, partnership or limited liability company, as applicable, duly organized or formed (as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; and (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its Property, carry on its business and to execute, deliver, and perform its obligations under the Credit Documents to which it is a party.

           (b)  Each of the Subsidiaries of the Company that is not a Domestic
Subsidiary: (i) is a corporation, partnership or limited liability company, as applicable, duly organized or formed (as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, except to the extent any failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its Property and carry on its business, except to the extent any failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

           (c) The Company and each of its Subsidiaries: (i) is duly qualified as a foreign corporation, partnership or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except to the extent any failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect; and (ii) is in compliance with all Requirements of Law except to the extent any failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

     6.02  Corporate Authorization; No Contravention.
     -----------------------------------------------

           The execution and delivery of each Credit Document by the Company and each Subsidiary which is a party thereto, and the performance by each such Person of its obligations thereunder, have been duly authorized by all necessary action (corporate or otherwise) in respect of such Person, and do not and will not: (a) contravene the terms of any of such Person's Organization Documents;
(b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which any such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which any such Person or its Property is subject; or (c) violate any Requirement of Law.

     6.03  Governmental Authorization.
     --------------------------------

           No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of its Domestic Subsidiaries of this Agreement or any other Credit Document.

     6.04  Binding Effect.
     --------------------

           This Agreement and each other Credit Document to which the Company or any of its Domestic Subsidiaries is a party constitute the legal, valid and binding obligations of each such Person, enforceable against each such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     6.05  Litigation.
           ----------

           Except as specifically disclosed on Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective Properties which: (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby or thereby; or (b) if determined adversely to the Company or any of its Subsidiaries, could reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Credit Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     6.06  No Default.
           ----------

           No Default or Event of Default exists or would result from the incurring of any Obligations by the Company or of any Obligations guaranteed by any Guarantor under any Guarantee. As of the Closing Date, neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 9.01(e).

     6.07  ERISA Compliance.
     ----------------------

           (a) As of the Closing Date, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except to the extent to which the failure to so comply could not reasonably be expected to have a Material Adverse Effect. As soon as possible but in no event later than sixty calendar days following the Closing Date, the Company shall file for a favorable determination letter from the IRS for each Plan that is intended to qualify under subsection 401(a) of the Code; and, to the best knowledge of the Company, there are no facts or circumstances that would make any such Plan not qualify. As of the Closing Date, the Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

           (b) As of the Closing Date, there are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

           (c) As of the Closing Date, (i) no ERISA Event has occurred or is reasonably expected to occur; and (ii) no event or circumstance has occurred or exists that, if such event or circumstance had occurred or arisen after the Closing Date, would create an Event of Default under Section 9.01(h).

     6.08  Use of Proceeds; Margin Regulations.
     -----------------------------------------

           The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.11 and Section 8.07. None of the Company and its Subsidiaries is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     6.09  Title to Properties.
     -------------------------

           The Company and each of its Subsidiaries: (a) have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect; and (b) have good and marketable title to all of the personal property maintained as being owned by them (other than any personal property that is the subject of the Access Agreements, with respect to which the Company may be deemed to have a security interest rather an ownership interest), except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens other than Permitted Liens.

     6.10  Taxes.
     -----------

           The Company and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their income or Property otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any of its Subsidiaries that could, if made, be reasonably expected to have a Material Adverse Effect.

     6.11  Financial Condition.
     -------------------------

           (a) The audited consolidated financial statements of the Company and its consolidated Subsidiaries, dated December 31, 1999, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date: (i) were prepared in accordance with GAAP; (ii) fairly present the financial condition of the Company and its consolidated Subsidiaries as of the date thereof and results of operations for the period covered thereby; and (iii) except as specifically disclosed on
Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of September 30, 2000, including liabilities for taxes, material commitments and Contingent Obligations required to be disclosed in accordance with GAAP.

           (b) Since December 8, 2000 (assuming that this Agreement were in effect on such date and thereafter), there has been no Material Adverse Effect.

     6.12  Environmental Matters.
     ---------------------------

           The Company and each of its Subsidiaries conduct in the ordinary course of their respective businesses a review of the effect of existing Environmental Laws and existing Environmental Claims on their respective business, operations and Properties, and as a result thereof each such Person has reasonably concluded that, except as specifically disclosed on Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     6.13  Regulated Entities.
     ------------------------

           None of the Company, any Person controlling the Company, and any of the Company's Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

     6.14  No Burdensome Restrictions.
     --------------------------------

           None of the Company and the Company's Subsidiaries is a party to or bound by any Contractual Obligation, is subject to any restriction in any Organization Document or is subject to or bound by any Requirement of Law which could reasonably be expected to have a Material Adverse Effect.

     6.15  Copyrights, Patents, Trademarks and Licenses, etc.
     -------------------------------------------------------

           To the best of the Company's knowledge, the Company and each of its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any valid intellectual property or ownership of any other Person. Except as specifically disclosed on Schedule 6.15, no claim or litigation regarding any of the foregoing is pending or threatened in writing.

     6.16  Subsidiaries.
     ------------------

           As of the Closing Date, the Company does not have any Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto, which schedule shows the form of organization and ownership of each such Person, and has no equity investments in any other Person other than those specifically disclosed in part (b) of Schedule 6.16.

     6.17  Insurance.
     ---------------

           Except as specifically disclosed on Schedule 6.17, the Properties of the Company and each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or any such Subsidiary, as applicable, operates.

     6.18  Swap Obligations.
     ----------------------

           None of the Company and its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has voluntarily entered into each Swap Contract to which it is a party based upon its own independent assessment of its consolidated assets, liabilities and commitments, in each case as an appropriate means of mitigating and managing risks associated with such matters, and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

     6.19  Full Disclosure.
     ---------------------

           To the best knowledge after due inquiry of any Responsible Officer of the Company, none of the representations and warranties made by the Company or any of its Subsidiaries in the Credit Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any material exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Credit Documents (including any written offering and disclosure materials delivered by or on behalf of the Company to the Bank prior to the Closing Date but excluding any Projections (as hereinafter defined)), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. All financial projections concerning the Company and its Subsidiaries that have been or are hereafter made available to the Bank by the Company or any of its representatives (the "Projections") have been or will be prepared in good faith based upon assumptions the Company believed to be reasonable at the time of their preparation, it being understood and agreed that neither the Company nor any of its Subsidiaries can or does guarantee or warrant that the results set forth in such Projections will be achieved; provided that, in connection with the delivery by the Company of the Company Plan pursuant to Section 5.01(f), the Company represents and warrants that: (a) as of the Closing Date, the Company Plan is the most current annual business plan and budget of the Company for its 2001 fiscal year; and (b) the final Company Plan for the Company's 2001 fiscal year to be delivered to the Bank in accordance with Section 7.02(c) will contain no material deterioration in the expected financial results for, or financial performance of, the Company and its Subsidiaries, taken as a whole, from those set forth in the Company Plan delivered to the Company pursuant to Section 5.01(f).

     6.20  Solvency.
     --------------

           Except as described on Schedule 6.20, the Company and each of its Subsidiaries are Solvent, and as of the Closing Date: (a) the Company does not intend to, and does not believe that it or any of its Subsidiaries will, incur debts beyond such Person's ability to pay as such debts mature, and (b) neither the Company nor any of its Subsidiaries is about to engage in a transaction, after giving effect to which the Person's remaining Property would constitute unreasonably small capital for the business conducted or transactions engaged by such Person.

     6.21  Good Standing Certificates.
     --------------------------------

           On or before the date that is thirty calendar days following the Closing Date, the Company shall provide to the Bank all good standing certificates and tax good standing certificates not delivered to the Bank under
Section 5.01(c)(ii) and permitted by such section to be delivered under this
Section 6.21; provided that, if the Company is unable to deliver any such certificate by virtue of a delay in the ability of any applicable Governmental Authority to provide such certificate in the ordinary course (and not by virtue of any Person referred to in Section 5.01(c)(ii) not being in good standing or tax good standing, as applicable) and the Company has provided to the Bank reasonably evidence of such inability, then the Company shall have such additional time to deliver such certificate(s) as the Bank shall reasonably determine.

                                  ARTICLE VII

                             AFFIRMATIVE COVENANTS

           So long as the Commitment remains hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

     7.01  Financial Statements.
     --------------------------

           The Company shall deliver to the Bank, in form and detail satisfactory to the Bank:

           (a) as soon as available, but not later than ninety days following the end of each fiscal year of the Company: (i) a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche LLP or another nationally recognized independent public accounting firm ("Independent Auditor"), which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and together with SEC Form 10-K for the Company (excluding the exhibits thereto); and (ii) a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statements of income, shareholders' equity and cash flows for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in the immediately preceding clause (i). The Independent Auditor's opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records; and

           (b) as soon as available, but not later than forty-five (45) days following the end of each of the first three fiscal quarters of each fiscal year of the Company, a copy for the immediately preceding fiscal quarter of the unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with

GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries, together with an SEC Form 10-Q for the Company (excluding the exhibits thereto).

     7.02  Certificates; Other Information.
     -------------------------------------

           The Company shall furnish to the Bank:

           (a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer;

           (b) except for SEC Forms 10-K and 10-Q to be delivered pursuant to Sections 7.01(a) and (c), promptly, and in any event no later than 10 days after the same is made available to the Company's shareholders or is filed with the SEC, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports that the Company or any Subsidiary may make to, or file with, the SEC;

           (c) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a copy of the final Company Plan for the Company's current fiscal year; provided that the final Company Plan for the Company's 2001 fiscal year shall not contain any material deterioration in the expected financial results for, or financial performance of, the Company and its Subsidiaries, taken as a whole, from those set forth in the Company Plan delivered to the Company pursuant to Section 5.01(f);

           (d) upon the request from time to time of the Bank, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party; and

           (e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Bank may from time to time reasonably request.

     7.03  Notices.
     -------------

           The Company shall promptly notify the Bank of the following:

           (a) the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that could reasonably be expected to result in a Default or Event of Default;

           (b) any matter that has resulted or could reasonably result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws; or (iv) the imposition of any fine or penalty by any Governmental Authority against or with respect to any facility or plants of the Company or any Subsidiary;

           (c) the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

               (i)    an ERISA Event;

               (ii) an increase in the Unfunded Pension Liability of any Pension Plan, including as a result of the adoption of any amendment to a Plan subject to Section 412 of the Code, that could reasonably be likely to cause or result in an Event of Default under Section 9.01(h); or

               (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate other than any such Plan in effect and receiving contributions as of the Closing Date.

          (d) any Acquisition, or incurring any Contractual Obligations with respect to any Acquisition, by the Company or any Subsidiary if the aggregate cash and noncash consideration (including assumption of liabilities and including all Contingent Obligations) in connection with such Acquisition is (or could reasonably be expected to become) $5,000,000 or more;

          (e) any Change in Control or any event or circumstance that is reasonably likely to result in any Change in Control; and

          (f) the reduction at any time of the Dollar amount equal to the sum of the cash balances of the Company plus the then unused portion of the Commitment to an amount less than $15,000,000.

          Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action, if any, the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Credit Document that have been (or foreseeably will be) breached or violated.

    7.04  Preservation of Corporate and Partnership Existence, etc.
    ---------------------------------------------------------------

          Except as otherwise expressly permitted hereby, the Company shall, and shall cause each Subsidiary to:

          (a) (i) preserve and maintain in full force and effect (A) its corporate, partnership or limited liability company existence, as the case may be, and good standing under the laws of its state or jurisdiction of incorporation or organization, and (B) all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and (ii) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; provided that the foregoing shall not prevent any transaction permitted by Section 8.02 or 8.03, or the termination of the existence of any Subsidiary if, in the opinion of the Chief Executive Officer of the Company, such termination is in the best interest of the Company and is not otherwise prohibited by this Agreement; and

          (b) preserve or renew and maintain all of its registered patents, trademarks, trade names and service marks and other intellectual property assets, the non-preservation or non-maintenance of which could reasonably be expected to have a Material Adverse Effect.

    7.05  Maintenance of Property.
    -----------------------------

          The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted (as applicable) and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

    7.06  Insurance.
    ---------------

          The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    7.07  Payment of Certain Obligations.
    ------------------------------------

          The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective material obligations and liabilities, including: (a) all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary (as applicable); (b) all lawful material claims which, if unpaid, would by law become a Lien upon its Property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary (as applicable).

    7.08  Compliance with Laws; Guarantees.
    --------------------------------------

          (a) The Company shall comply, and shall cause each Subsidiary to comply, in all respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business or Properties (including the Federal Fair Labor Standards Act), unless such noncompliance is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary with respect thereto, except to the extent any such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) The Company shall cause each Domestic Subsidiary to be and remain at all times (subject to Section 8.02(d) and the proviso to Section 7.04(a)) a Guarantor. If, at any time, a Person not a Guarantor becomes a Domestic Subsidiary, then the Company shall cause such Person to execute a Guarantee. If a Guarantee is required to be executed and delivered pursuant to this Section 7.08(b), then the Company shall: (i) cause the subject Person to execute and deliver to the Bank a Guarantee within 15 days of the date that such Person becomes a Domestic Subsidiary; and (ii) deliver or cause to be delivered, concurrently upon the delivery of such Guarantee, such other documentation as the Bank may reasonably request, which documentation may include certified resolutions and other organizational and authorizing documents of such Person and a favorable opinion of counsel to such Person (which may be in-house counsel to the Company) which shall cover the legality, validity, binding effect and enforceability against such Person of such Guarantee and any other Credit Documents to which such Person becomes a party in connection with such Guarantee. Except as otherwise permitted under this Section 7.08(b) and under
Section 8.02(d), at no time shall any Domestic Subsidiary not be a Guarantor.

    7.09  Inspection of Property and Books and Records.
    --------------------------------------------------

          The Company shall maintain, and shall cause each Subsidiary to maintain, proper books of record and account, in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the Properties and business of the Company and each such Subsidiary. The Company, at its expense, shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Bank to visit and inspect any of their respective places of business or properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors and officers at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company (provided that, absent the existence of an Event of Default, the Bank shall not conduct more than two such inspections during any calendar year); provided that, if an Event of Default has occurred and is continuing, the Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice; provided further that the Company and it Subsidiaries will not be required to disclose, permit the inspection, examination, copying or making of extracts of, or discuss, any document, any portion thereof, or any information in respect of which and to the extent that disclosure to the Bank is then prohibited by law or by an agreement binding on the Company or any of its Subsidiaries entered into by such Person in good faith and not for the specific purpose of evading the provisions of this Section or any other provision of this Agreement.

    7.10  Environmental Laws.
    ------------------------

          The Company shall, and shall cause each Subsidiary to, conduct their respective operations and keep and maintain their respective Properties in compliance with all Environmental Laws, except for any such non-compliance that, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

    7.11  Use of Proceeds.
    ---------------------

          The Company shall use the proceeds of the Loans for working capital, other general corporate purposes and for non-hostile Acquisitions, in each case not in contravention of any Requirement of Law or of any Credit Document; provided that the Company shall not directly or indirectly use the proceeds of the Loans for any Acquisition of any Person if such Acquisition has not been approved by the board of directors (or other body exercising similar authority) of such Person.

    7.12  Solvency.
    --------------

    The Company and each of its Domestic Subsidiaries (other than those set forth on Exhibit 6.20) shall each be Solvent at all times; each Subsidiary of the Company that is not a Domestic Subsidiary shall be Solvent at all times, except where any failure of such Subsidiary to be Solvent could not reasonably be expected to have a Material Adverse Effect.


    7.13  Internal Controls.
    -----------------------

    The Company shall maintain reasonable internal controls and reporting systems designed to ensure that a Responsible Officer will be promptly informed of all material financial, operational and compliance matters relevant to compliance with the provisions of the Credit Documents to which the Company or any of its Subsidiaries is a party.

                                 ARTICLE VIII

                              NEGATIVE COVENANTS

          So long as the Commitment remains hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Bank waives compliance in writing:

    8.01  Limitation on Liens.
    -------------------------

          The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on Property of the Company or any of its Subsidiaries on the Closing Date securing Indebtedness (other than Indebtedness relating to the Liens referenced in Section 8.01(b) and Section 8.01(k)) outstanding on the Closing Date; provided that, if all such Indebtedness so secured by such Liens exceeds $6,000,000 in the aggregate on the Closing Date, then no such Liens shall be permitted under this Section 8.01(a) except for those disclosed on Schedule 8.01(a);

          (b) any Lien created (i) under any Credit Document or (ii) in connection with the Existing India Facility;

          (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07(a), provided that no notice of lien has been filed or recorded under the Code;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto;

          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (f) Liens on the Property of the Company or any of its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety, performance and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business;

          (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $10,000,000;

          (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (i) Liens on Property of Persons that become Subsidiaries after the date of this Agreement, provided that such Liens existed at the time the respective Person became Subsidiaries and were not created in anticipation thereof;

          (j) a Lien consisting of a purchase money security interest on any Property acquired or held by the Company or any of its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) any such Lien attaches to such Property concurrently with or within 30 days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such Property, and (iv) the principal amount of the Indebtedness secured by any such purchase money security interest shall not at any time exceed, together with the principal amount of all other Indebtedness secured by purchase money security interests under this clause, the amount permitted under Section 8.05(c);

          (k) Liens securing Capital Lease Obligations on Property subject to the lease giving rise to such Capital Lease Obligations, provided that such Capital Lease Obligations are otherwise permitted hereunder;

          (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (other than in connection with the Existing India Facility) (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or any of its Subsidiaries in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any of its Subsidiaries to provide collateral to the depository institution;

          (m) Liens arising pursuant to Section 412(n) of the Code or Section 4069(a) of ERISA if (i) the delinquent payments to which the Lien relates are made within ten (10) days after the Company or any Subsidiary learns of the failure to make payment or (ii) the obligation to make such payments is being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary (as applicable) in accordance with GAAP; and

          (n)  Liens arising under the Revenue Consolidation Agreement.

    8.02  Disposition of Property.
    -----------------------------

          The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except for:

          (a) the sale or other disposition of (i) equipment that is used, worn-out, surplus or no longer useful to the Company or any of its Subsidiaries or (ii) inventory, or (iii) other Property (other than accounts and notes receivable), in any of the foregoing instances, in the ordinary course of business; provided that, for purposes of the foregoing, the sale or other disposition of a business division or of the stock of other equity interest in any Person that is a subsidiary (including a Subsidiary) of the Company shall not be deemed to be in the ordinary course of business;

          (b) the sale or other disposition of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) the sale or other disposition by any Subsidiary of all or substantially all of its Property (upon voluntary liquidation or otherwise) to the Company or to any Subsidiary of the Company that is a Wholly Owned Subsidiary;

          (d) the sale or other disposition of Property (other than accounts and notes receivable (except to the extent the same are the Property of any Subsidiary of the Company all of whose stock or other equity interests are being sold or otherwise disposed of in a transaction otherwise permitted under this Agreement, including this Section 8.02)) not otherwise permitted hereunder which is made for fair market value; provided that (i) at the time of any such sale or other disposition, no Default or Event of Default shall exist or shall result from such sale or other disposition, (ii) the aggregate sales price from such sale or other disposition shall be paid in cash, and (iii) the aggregate book value (without duplication) of all Property so sold or otherwise disposed of by the Company and its Subsidiaries shall not exceed, in the aggregate, in any fiscal year ten percent (10%) of Consolidated Total Assets as of the end of the Company's immediately preceding fiscal year (as reflected in the annual financial statements for such fiscal year delivered by the Company to the Bank pursuant to Section 7.01(a)); provided further that, to the extent all of the stock of or equity interest in any Subsidiary is sold or otherwise disposed of in accordance with the provisions of this Agreement (including this Section 8.02) to a Person other than the Company or an Affiliate of the Company, then such Person shall automatically and without further action cease to be a party to or be bound by the Credit Documents (including in its capacity as a Guarantor); and

          (e)  Investments permitted under Section 8.04(d).

    8.03  Fundamental Changes; Restrictive Agreements.
    -------------------------------------------------

          (a) The Company shall not, and shall not suffer or permit any Subsidiary to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing, provided that:
(i) any Subsidiary may merge with the Company (so long as the Company shall be the continuing or surviving Person) or with any one or more Subsidiaries, provided that, if any transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person; and (ii) subject to Section 8.02, any Subsidiary of the Company may be liquidated, wound up or dissolved by the Company or by a Wholly-Owned Subsidiary of the

Company or sole to or merged with any other Person if such liquidation, winding up, dissolution, sale or merger could not reasonably be expected to have a Material Adverse Effect.

          (b) The Company shall not, and shall not permit any of its Subsidiaries to, enter into or suffer to exist any Contractual Obligation or other arrangement that prohibits, restricts or imposes any condition upon (i) except as otherwise provided in the Revenue Consolidation Agreement, the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien (other than a Permitted Lien) upon any of its Property, or (ii) the ability of any Subsidiary make any Dividend Payments or to make or repay loans or advances to the Company or any other Subsidiary, or to guarantee Indebtedness of the Company; provided that

               (A) the foregoing shall not apply to restrictions and conditions imposed by this Agreement or by any Requirement of Law or by application of a reasonable interpretation of any Requirement of Law (confirmed at the request of the Bank at the Company's expense by an opinion of counsel to the Company (in form and substance acceptable to the Bank));

               (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is otherwise permitted hereunder;

               (C) clause (i) of this Section 8.03(b) shall not apply to restrictions or conditions (1) imposed by any Contractual Obligation relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Indebtedness or (2) customarily found in Contractual Obligations entered into in the ordinary course of business arising in respect of licenses of intellectual property or in respect of leases or rentals of tangible goods that restrict the assignment thereof or relate to the Property covered thereby; and

               (D) the foregoing shall not apply to such restrictions and conditions applicable to any Subsidiary acquired after the Closing Date if such restrictions and conditions existed at the time such Subsidiary was acquired and were not created in anticipation of such acquisition.

          (c) The Company shall not amend, modify, supplement, waiver or otherwise alter any or all of the Access Agreements without the prior written consent of the Bank.

     8.04  Loans and Investments.
     ---------------------------

           The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, or joint venture with, any Person including any Affiliate of the Company (together, "Investments"; provided that the term "Investments" shall not include the amount of any cash supplied by the Company for use in any "Automated Teller Machine" or "ATM" (as each of those terms is defined in the ATM Access Agreements) under and subject to the terms and provisions of the ATM Access Agreements), except for:

           (a) Investments held by the Company or any of its Subsidiaries in the form of cash equivalents or short term marketable securities;

           (b) Investments by the Company or any of its Subsidiaries: (i) in their respective Subsidiaries as in effect on the date hereof; and (ii) in other Persons as in effect on the date hereof as set forth in item (b) of Schedule 6.16;

           (c) Investments on or after the Closing Date consisting of Acquisitions of Persons engaged in lines of business substantially similar or complementary to the lines of business of the Company and its Subsidiaries on the date hereof; provided that all of the following are true at the time of any such Acquisition and, except as set forth below, at the time that the Company or any Subsidiary incurs any Contractual Obligation with respect to any such
Acquisition:

               (i)    the amount of all Investments permitted pursuant to this
     Section 8.04(c), including all Indebtedness incurred or assumed in connection with any such Investment, does not exceed $50,000,000 in any twelve consecutive month period following the Closing Date;

               (ii) no Default or Event of Default shall have occurred and be continuing or result therefrom; and

               (iii) the Dollar amount equal to the sum of the cash balances of the Company plus the then unused portion of the Commitment is not less than $15,000,000;

          (d)  Investments not otherwise permitted pursuant to subsections (a),
(b) or (c) of this Section 8.04 by the Company or any of its Subsidiaries on or after the Closing Date: (i) in any Subsidiaries of the Company, provided that the aggregate outstanding amount of all Investments in Subsidiaries that are not Guarantors, together with the Dollar amount of all Dividend Payments declared and made by eFIT to iDLX (Netherlands) that are not subsequently declared and paid as Dividend Payments by iDLX (Netherlands) to the Company or a Domestic Subsidiary, may not exceed $30,000,000 at any time; and (ii) in other Persons (including Persons that are not "Subsidiaries" as defined herein) in an aggregate outstanding amount not to exceed $20,000,000 at any time; and

          (e) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations.

     8.05  Limitation on Indebtedness.
     --------------------------------

           The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

           (a)  Indebtedness incurred under the Credit Documents;

           (b)  Indebtedness existing on the Closing Date and set forth on
Schedule 8.05(b) and any extensions and renewals of such Indebtedness on terms otherwise permitted pursuant to this Agreement, so long as the principal amount of any such Indebtedness is not increased, additional collateral is not given and unsecured Indebtedness is not made secured Indebtedness;

           (c) Indebtedness secured by Liens otherwise permitted by Section 8.01(j) in an aggregate outstanding amount not to exceed $25,000,000 at any time; provided that the aggregate outstanding amount of all Indebtedness under this Section 8.05(c), together with the aggregate outstanding amount of all Indebtedness permitted under Section 8.05(e), shall not exceed $25,000,000 at any time;

           (d) (i) Indebtedness arising as a consequence of Investments pursuant to Section 8.04 and (ii) other Indebtedness owing by the Company or any Subsidiary to the Company or any other Subsidiary that is not otherwise prohibited by this Agreement or any of the other Credit Documents;

           (e) Indebtedness consisting of Capital Lease Obligations in an aggregate outstanding amount not to exceed $25,000,000 at any time; provided that the aggregate outstanding amount of all Indebtedness under this Section 8.05(e), together with the aggregate outstanding amount of all Indebtedness permitted under Section 8.05(c), shall not exceed $25,000,000 at any time; and

           (f) other Indebtedness owing by the Company or any of its Subsidiaries to a Person other than the Company, any Subsidiary of the Company or the Bank, provided that the aggregate outstanding amount of all such Indebtedness may not exceed $7,500,000 at any time.

     8.06  Transactions with Affiliates.
     ----------------------------------

           The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

     8.07  Use of Proceeds.
     ---------------------

           The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

            The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations, except:

            (a) endorsements for collection or deposit in the ordinary course of business or in connection with performance bonds posted in the ordinary course of business;

            (b)  Permitted Swap Obligations;

            (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed on Schedule 8.08(c);

            (d) Contingent Obligations with respect to Surety Instruments incurred following the Closing Date in the ordinary course of business and which otherwise constitute Indebtedness permitted pursuant to Section 8.05; and

            (e) (i) Guaranty Obligations incurred by Company or any of its Subsidiaries under the Credit Documents; and (ii) other Guaranty Obligations incurred by the Company or any of its Subsidiaries in the ordinary course of business which otherwise constitute Indebtedness permitted pursuant to Section 8.05.

     8.09   Restricted Payments.
     --------------------------

            The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any Dividend Payments or purchase, redeem or otherwise acquire for value any shares of its capital stock or any of its equity interests, or any warrants, rights or options to acquire such shares or equity interests, now or hereafter outstanding; except that:

            (a) (i) any Subsidiary that is not a Domestic Subsidiary of the Company may declare and make Dividend Payments solely to the Company or to a Wholly-Owned Subsidiary of the Company; (ii) any Domestic Subsidiary may declare and make Dividend Payments solely to the Company or to a Guarantor; and (iii) eFIT may declare and make Dividend Payments to iDLX (Netherlands) so long as iDLX (Netherlands) is a Wholly-Owned Subsidiary, provided that the aggregate Dollar amount of any such Dividend Payments that are not subsequently declared and paid as Dividend Payments by idLX (Netherlands) to the Company or any Domestic Subsidiary, together with the aggregate outstanding amount of all Investments in Subsidiaries that are not Guarantors, shall not exceed $30,000,000 at any time;

            (b) the Company or any Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or its equity interests, or warrants or options to acquire any such shares or equity interests, with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

            (c) the Company may purchase, redeem or otherwise acquire shares of its common stock, or any warrants, rights or options to acquire any of its common stock, from its current or former employees, provided that the aggregate amount paid by the Company in respect of the purchase, redemption or other acquisition of any such shares, warrants, rights or options does not exceed $1,000,000 in any twelve consecutive month period.

     8.10   ERISA.
     ------------

            The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan; (b) cause or permit any Plan which is qualified under subsection 401(a) of the Code to lose such qualification; or (c) fail to make all required contributions to any Plan subject to subsection 412 of the Code; but only to the extent that any such act or failure to act, separately or together with all other such acts or failures to act, in any of the foregoing clauses (a), (b) or (c) has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $1,000,000; or (d) engage in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA

     8.11   Change in Business.
     -------------------------

            Except as permitted pursuant to Section 8.04, the Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof, including as a consequence of any Acquisition.

     8.12   Minimum Consolidated Net Worth.
     -------------------------------------

            The Company shall not permit, as of the last day of any fiscal quarter, Consolidated Net Worth to be less than the sum of the following:

            (a)  $255,000,000; plus

            (b) 75% of Consolidated Net Income from September 30, 2000 through the date of determination (not reduced by any Consolidated Net Loss); plus

            (c) 100% of Net Securities Proceeds arising on or after September 30, 2000 through the date of determination.

As used herein, "Net Securities Proceeds" means, with respect to any sale or issuance of equity securities (whether common or preferred, options, warrant or capital appreciation rights, but excluding any sales or issuances of stock pursuant to employee stock purchase plans, employee stock option plans, other employee benefit plans or the plan known as the "Stock Option Plan for Deluxe Conversion Awards"), the excess of (i) the gross cash and, to the extent acceptable to the Bank, non-cash proceeds received or receivable by the Company or any Subsidiary from such disposition minus (ii) the sum of (A) all reasonable expenses attendant to such sale or issuance, including reasonable Attorney Costs and underwriting and accounting fees and disbursements and government fees actually paid during the twelve month period ending on the date of such sale or issuance (or reasonably expected to be paid within the three calendar month period immediately following the date of such sale or issuance) in connection with such sale or issuance which are not payable to the Company or any of its Subsidiaries (or any of their respective officers, directors or employees) or any Affiliate of the foregoing; (B) all taxes actually paid in connection with such sale or issuance; and (C) the value of such acceptable noncash proceeds.

     8.13   Minimum EBITDA.
     ---------------------

            The Company shall not permit: (a) as of the last day of each of the first two fiscal quarters of each fiscal year, EBITDA for such quarter to be less than $10,000,000; and (b) as of the last day of each of the last two fiscal quarters of each fiscal year, EBITDA for such quarter to be less than $15,000,000.

     8.14   Maximum Ratio of Consolidated Funded Debt to EBITDA.
     ----------------------------------------------------------

            The Company shall not permit, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as at the end of such quarter to (b) EBITDA (calculated for the four consecutive fiscal quarter period then ended) to be equal to or greater than 2.00 to 1.00.

     8.15   Minimum Ratio of EBIT to Consolidated Interest Expense.
            ------------------------------------------------------

            The Company shall not permit, as of the last day of any fiscal quarter, the ratio of EBIT (calculated for the four consecutive fiscal quarter period then ended) to Consolidated Interest Expense (calculated for the four consecutive fiscal quarter period then ended) to be less than 3.00 to 1:00.

     8.16   Maximum Capital Expenditures.
            ----------------------------

            The Company shall not make or incur, and shall not permit any of its Subsidiaries to make or incur, any Capital Expenditures during any fiscal year commencing with the Company's 2001 fiscal year, if, after giving effect thereto, the aggregate amount of all Capital Expenditures made or incurred by the Company and its Subsidiaries during such period would exceed the amount (the "Capital Expenditure Threshold") equal to the greater of (a) 10% of Consolidated Total Assets as of the end of the Company's immediately preceding fiscal year (as reflected in the annual financial statements for such fiscal year delivered by the Company to the Bank pursuant to Section 7.01(a)) and (b) $60,000,000; provided that, if the amount of Capital Expenditures actually expended during any fiscal year is less than the Capital Expenditure Threshold (such amount for any year, a "Shortfall"), then the Company may make additional Capital Expenditures in excess of the Capital Expenditure Threshold in the immediately succeeding fiscal year in an amount not to exceed the Shortfall for the prior year; provided further that, for purposes of determining the Shortfall in any year, the amount of the prior year's Shortfall shall not be added to the Capital Expenditure Threshold.

                                  ARTICLE IX

                               EVENTS OF DEFAULT

     9.01   Event of Default.
     -----------------------

            Any of the following shall constitute an "Event of Default":

            (a) Non-Payment. (i) The Company fails to pay: (A) when and as required to be paid herein or in any Note, any amount of principal of any Loan payable hereunder or under any Note; (B) within five calendar days of the date when and as required to be paid herein, in any other Credit Document or in any other evidence of the Obligations, any interest, fee or other Obligations; or
(ii) the Company or any of its Subsidiaries fails to pay, within five Business Days of the date when and as required to be paid in any evidence of any other Indebtedness of the Company or any of its Subsidiaries owing to the Bank, any Indebtedness (whether consisting of principal, interest, fees or otherwise) owing thereunder; or

          (b) Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made herein or in any other Credit Document, or which is contained in any certificate, document or financial or other statement by the Company, any of its Subsidiaries, or any Responsible Officer furnished at any time under this Agreement or in or under any other Credit Document, is incorrect in any material respect on or as of the date made or deemed made; or

          (c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Section 7.11, in Section 7.12 or in
Article VIII; or

          (d) Other Defaults. The Company fails to perform or observe any other term or covenant (not identified in clauses (a) through (c) of this Section 9.01) that is contained in this Agreement, any other Credit Document or any other evidence of the Obligations, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

          (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or any such Subsidiary as a result thereof is greater than $250,000; or

          (f) Insolvency; Voluntary Proceedings. The Company or any Domestic Subsidiary (other than any Domestic Subsidiary listed on Schedule 6.20) (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S.
law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC; (ii) any Unfunded Pension Liability with respect to any or all Pension Plans shall exist; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; but only to the extent that any of the foregoing, separately or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect; or

          (i) Monetary Judgments. One or more noninterlocutory judgments, noninterlocutory orders, decrees or arbitration awards is entered against the Company or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any of its Subsidiaries which does or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k) Change of Control.  There occurs any Change of Control; or

          (l) Loss of Licenses. Any Governmental Authority revokes or fails to renew any material license, permit or franchise of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries for any reason loses any material license, permit or franchise, or the Company or any of its Subsidiaries suffers the imposition of any restraining order, escrow, suspension or impound of funds in connection with any proceeding (judicial or administrative) with respect to any material license, permit or franchise; or

          (m) Adverse Change.  There occurs a Material Adverse Effect; or

          (n) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement as a guarantor of the Obligations pursuant to its Guarantee, or such Guarantor's Guarantee is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor contests in any manner the validity or enforceability of such Guarantor's Guarantee or denies that such Person has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor.

     9.02   Remedies.
     ---------------

            If any Event of Default occurs, the Bank may:

            (a) declare the Commitment to make Loans to be terminated, whereupon the Commitment shall automatically be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

            (c) exercise all rights and remedies available to it under the Credit Documents or applicable law;

provided that, upon the occurrence of any event specified in subsection (f) or
(g) of Section 9.01 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of the Bank to make Credit Extensions shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as noted above shall automatically become due and payable without further act of the Bank and without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

     9.03   Rights Not Exclusive.
     ---------------------------

            The rights provided for in this Agreement and the other Credit Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

                                   ARTICLE X

                              GENERAL PROVISIONS

     10.01  Amendments and Waivers.
     -----------------------------

     No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Bank and the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     10.02  Notices.
     --------------

            (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 10.02, and
(ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 10.02; or, as directed to the Company or the Bank, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Bank.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II to the Bank shall not be effective until actually received by the Bank.

            (c) Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Bank shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

     10.03  No Waiver; Cumulative Remedies.
     -------------------------------------

            No failure to exercise and no delay in exercising, on the part of the Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     10.04  Costs and Expenses.
     -------------------------

            The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Bank within five Business Days after demand for all costs and expenses actually incurred by the Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs (other than the allocated cost of in-house legal services) incurred by the Bank with respect thereto; and

            (b) pay or reimburse the Bank within five Business Days after demand for all costs and expenses (including Attorney Costs) actually incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     10.05  Indemnity.
     ----------------

            (a) General Indemnity. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Bank, its Affiliates and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs (other than the allocated cost of in-house legal services incurred in connection with the matters referred to in Section 10.04(a)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. In connection with any claim, action, suit or proceeding, the Company shall, at the direction of any Indemnified Person and at the Company's sole cost and expense, defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Indemnified Person's sole discretion; provided that, in the event that the Company is resisting or defending any such claim, action, suit or proceeding, any separate Attorney Costs incurred by such Indemnified Person in connection therewith shall be for such Indemnified Person's own account until such time as (i) the Indemnified Person assumes the resistance or defense of such claim, action, suit or proceeding or (ii) there exists a conflict of interest between the Company and such Indemnified Person in respect of such claim, action, suit or proceeding; provided further that, in connection with any claim, action, suit or proceeding, in no event shall the Company be liable for the fees and expenses of more than one outside counsel for all Indemnified Persons (unless more than one outside counsel is reasonably deemed necessary by an Indemnified Person to avoid any conflicts of interest). Notwithstanding anything to the contrary contained herein: (y) no settlement or compromise of any liability with respect to which the Company is liable to any Indemnified Person shall be made without the Company's prior written consent, which consent may be granted or withheld in its sole discretion; and (z) the Company shall not be entitled to settle or compromise any claim, action, suit or proceeding involving any Indemnified Person without the prior written consent of such Indemnified Person, which consent may be granted or withheld in such Indemnified Person's sole discretion.

            (b)  Environmental Indemnity.

                 (i) The Company hereby agrees to indemnify, defend and hold harmless each Indemnified Person, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs and the allocated cost of internal environmental audit or review services), which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any Property of the Company or any of its Subsidiaries. No action taken by legal counsel chosen by the Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Company's obligation and duty hereunder to indemnify and hold harmless the Bank.

                 (ii) In no event shall any site visit, observation, or testing by the Bank be deemed a representation or warranty that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any Environmental Law. Neither the Company nor any other Person is entitled to rely on any site visit, observation, or testing by the Bank. The Bank does not owe any duty of care to protect the Company or any other Person against, or to inform the Company or any other Person of, any Hazardous Materials or any other adverse condition affecting any site or Property. The Bank shall not be obligated to disclose to the Company or any other Person any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Bank.

            (c) Survival; Defense. The obligations in this Section 10.05 shall survive the termination of this Agreement and the payment of all other Obligations.

     10.06  Payments Set Aside.
     -------------------------

            To the extent that the Company makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     10.07  Successors and Assigns.
     -----------------------------

            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement or any of the other Credit Documents to which it is a party without the prior written consent of the Bank.

     10.08  Assignments, Participations, etc.
     ---------------------------------------

            (a) The Bank may at any time, with the prior written consent of the Company at all times other than during the existence of an Event of Default (which consent of the Company, if required, shall not be unreasonably withheld), assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company shall be required in connection with any assignment and delegation by the Bank to an Eligible Assignee that is an Affiliate of the Bank) (each an "Assignee") all or any part of the Credit Extensions, the Commitments or the other rights, interests and obligations of the Bank hereunder or under any of the other Credit Documents, in a minimum amount of $1,000,000; provided that the Company may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions and address information with respect to the Assignee, shall have been given to the Company by the Bank and the Assignee.

            (b) The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company or any of its Subsidiaries (a "Participant") participating interests in all or any Credit Extensions, the Commitment or the other rights, interests and obligations of the Bank hereunder and under any of the other Credit Documents; provided that the Bank shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Credit Document, except to the extent such amendment, consent or waiver would (i) increase or extend the Commitment or subject to the Bank to any additional obligations, (ii) postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due under any Credit Document, or (iii) reduce the principal of or the rate of interest specified herein on any Loan or L/C Borrowing or of any fees or other amounts payable under any Credit Document. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Credit Documents, and all amounts payable by the Company hereunder shall be determined as if the Bank had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as the Bank under this Agreement. The Company shall not be required to incur any expense in connection with any such participation.

            (c) Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR '203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     10.09  Confidentiality.
     ----------------------

            The Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any of its Subsidiaries under this Agreement or any other Credit Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with the Company or any of its Subsidiaries; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or
(ii) was or becomes available on a nonconfidential basis from a source other than the Company or any of its Affiliates, so long as such source is not bound by a confidentiality agreement with the Company (or any such Affiliate) known to the Bank; provided that the Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of the Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law;
(D) to the extent reasonably required in connection with any litigation or proceeding to which the Bank or any of its Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (F) to the Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, whether actual or potential, so long as such Person agrees in writing to keep such information confidential to the same extent required of the Bank hereunder;
(H) as to the Bank or any of its Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any of its Subsidiaries is a party or is deemed a party with such Bank or such Affiliate; and (I) to its Affiliates.

     10.10  Set-off.
     --------------

            In addition to any rights and remedies of the Bank provided by law, if an Event of Default exists or the Loans have been accelerated, the Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the Company against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Credit Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Company after any such set-off and application made by the Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     10.11  Counterparts.
     -------------------

            This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of such counterparts taken together shall be deemed to constitute but one and the same instrument.

     10.12  Severability.
     -------------------

            The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     10.13  No Third Parties Benefited.
     ---------------------------------

            This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Bank, and each Indemnified Person, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

     10.14  Governing Law and Jurisdiction.
     -------------------------------------

            (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF CALIFORNIA, PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY

OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE COMPANY AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.

     10.15  Waiver of Jury Trial.
     ---------------------------

            EACH OF THE COMPANY AND THE BANK WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY INDEMNIFIED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH OF THE COMPANY AND THE BANK AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

     10.16  Entire Agreement.
     -----------------------

            This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding between the Company and the Bank and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in San Francisco, California by their proper and duly authorized officers as of the day and year first written above.


THE COMPANY:                            eFunds Corporation,
-----------
                                        a Delaware corporation

                                        By:    /s/ John A. Blanchard III
                                               -------------------------
                                        Name:  John A. Blanchard III
                                        Title: Chief Executive Officer


THE BANK:                               Bank of America, National Association
--------

                                        By:    /s/ Kevin Leader
                                               ----------------
                                        Name:  Kevin Leader
                                        Title: Managing Director